                                  A I M FUNDS
                         ANNUAL MEETING OF SHAREHOLDERS
                          IMMEDIATE ATTENTION REQUIRED

Dear Shareholder:

We have not yet received your vote for the Annual Meeting of Shareholders of the AIM FUNDS scheduled to be held on February 7, 1997. As you may know, AIM has entered into an agreement to merge with a subsidiary of INVESCO plc. As a result of this merger, it is necessary for shareholders of each of the AIM Funds to approve a new investment advisory agreement (and in some cases a sub-advisory agreement). In order to hold the meeting as scheduled and for your shares to be represented, we need to receive your vote on or before FRIDAY, FEBRUARY 7, 1997. For your convenience, we have established two easy methods by which to register your vote:

BY PHONE, simply call toll free 1-800-733-8481, EXTENSION "421". Operators will be available to take your vote over the phone Monday thru Friday between the hours of 9 a.m. and 11 p.m. and Saturday between the hours of 12:00 p.m. and 6:00 p.m., Eastern Time.

                                       OR

BY FAX, send your executed proxy to us at 1-800-733-1885, anytime.

Please take a moment to vote now so your fund can hold the meeting as scheduled.

SHAREHOLDER COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
THE AIM FAMILY OF FUNDS--REGISTERED TRADEMARK--
C/O SHAREHOLDER COMMUNICATIONS CORPORATION
17 STATE STREET, NEW YORK, NY 10004

                                  A I M FUNDS
                         ANNUAL MEETING OF SHAREHOLDERS
                         MEETING DATE: FEBRUARY 7, 1997

                          IMMEDIATE ATTENTION REQUIRED

Dear Shareholder:

We have not yet received your vote for the Annual Meeting of Shareholders of the AIM FUNDS scheduled to be held on February 7, 1997. As you may know, AIM has entered into an agreement to merge with a subsidiary of INVESCO plc. As a result of this merger, it is necessary for shareholders of each of the AIM Funds to approve a new investment advisory agreement (and in some cases a sub-advisory agreement).

THIS MERGER WILL NOT CHANGE THE PORTFOLIO MANAGEMENT, INVESTMENT STYLE, ADVISORY FEES AND EXPENSES OF ANY OF THE AIM FUNDS THAT YOU OWN.

YOUR VOTE IS VERY IMPORTANT! In order to hold the meeting as scheduled and for your shares to be represented, we need to receive your vote on or before Friday, February 7, 1997. For your convenience, we have established two easy methods by which to register your vote:

Please vote your shares through either one of the convenient methods listed below:

1. BY PHONE, simply call toll free 1-800-733-8481, EXTENSION "421". Operators will be available to take your vote Monday thru Friday between the hours of 9:00 a.m. and 11:00 p.m. and Saturday between the hours of 12:00 p.m. and 6:00 p.m., Eastern Time.

                                       OR

2.       BY FAX, send your executed proxy to us at 1-800-733-1885, anytime.

We urge you to act promptly so that we can obtain a sufficient number of shares to hold the meeting as scheduled and avoid the additional cost of further proxy solicitation and meeting adjournment.

Your prompt attention benefits all shareholders.